UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)     Aril 15, 2003
                                               --------------------------------


                             NORTH BANCSHARES, INC.
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              (Exact name of registrant as specified in its Charter)


Delaware                           0-22800                36-3915073
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(State or other           (commission file number)        (IRS Employer
jurisdiction of                                            Identification
incorporation)                                             number)



100 West North Avenue, Chicago, Illinois                   60610
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(Address of principal executive offices)                   (Zip Code)



Registrant's telephone number, including area code: (312) 664-4320


                                   N/A
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         (Former name or former address, if changed since last report)






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Item 7.  Financial Statements and Exhibits

      (c)  Exhibits

      99.1. Press release, dated April 15, 2003.


Item 9. Regulation FD Disclosure (Information furnished in this Item 9 is furnished pursuant to Item 12)

        On April 15, 2003, the Registrant issued the attached press release regarding first quarter 2003 earnings and the declaration of a regular quarterly dividend. The press release is attached as Exhibit 99.1 to this current report on Form 8-K and is being furnished pursuant to Item 12 of Form 8-K.






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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            NORTH BANCSHARES, INC.
                                                (Registrant)




Date: April 15, 2003                       /S/ Joseph A. Graber
      --------------                       -------------------------
                                           Joseph A. Graber
                                           President and
                                           Chief Executive Officer





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                              EXHIBIT






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         NORTH BANCSHARES, INC.       NEWS
         100 West North Avenue - Chicago, Illinois 60610 - 312-664-4320


         RELEASE:  IMMEDIATELY

         CONTACT:  Joseph A. Graber or Victor E. Caputo or Martin W. Trofimuk
                   (312) 664-4320

                           NORTH BANCSHARES ANNOUNCES
                             FIRST QUARTER EARNINGS
                           QUARTERLY DIVIDEND DECLARED

         CHICAGO, IL, APRIL 15, 2003, - North Bancshares, Inc., (NASDAQ-NBSI), the holding company of North Federal Savings Bank today announced both basic and diluted earnings per share decreased to $.06 for the quarter ended March 31, 2003 compared with $.14 per share for the quarter ended March 31, 2002. Net income for the quarter ended March 31, 2003 decreased by $91,000 and amounted to $66,000 compared with $157,000 for the quarter ended March 31, 2002. The decrease was primarily attributable to a $121,000 decrease in net interest income and a $75,000 increase in non-interest expense. These items were partially offset by a $38,000 increase in non-interest income and a $49,000 decrease in income tax expense.

         Concurrent with this earnings release the Board of Directors of the Company has declared a quarterly dividend of $.11 per share to be paid on May 15, 2003 to stockholders of record as of May 1, 2003.

         Net interest income, before provision for loan losses, decreased by $121,000 to $847,000 for the quarter ended March 31, 2003, compared with $968,000 for the quarter ended March 31, 2002. The decrease was attributable to a $279,000 reduction in total interest income partially offset by a $158,000 decrease in total interest expense.

         Non-interest income increased by $38,000 to $123,000 for the quarter ended March 31, 2003 compared with $85,000 for the quarter ended March 31, 2002. The increase was primarily attributable to a $27,000 increase in gain on the sale of investment securities available for sale.

         Non-interest expense increased by $75,000 to $868,000 for the quarter ended March 31, 2003 compared with $793,000 for the quarter ended March 31, 2002. The increase was primarily attributable to a $67,000 charge related to an embezzlement by a former employee that was discovered this quarter. The Company anticipates recovering approximately $17,000 from insurance and is pursuing criminal and civil actions to recover the balance.

         Cash and cash equivalents increased by $6.3 million to $24.6 million at March 31, 2003 compared with $18.3 million at December 31, 2002. The increase was primarily due to loan prepayments not reinvested into loans or securities available for sale at the end of the quarter.

         Net loans receivable decreased by $6.0 million and amounted to $80.5 million at March 31, 2003 compared with $86.5 million at December 31, 2002. The $6.0 million decrease was due primarily to greater than normal prepayments of loans due to the low interest rate environment. Equity line of credit loans increased by $2.0 million to $14.3 million at March 31, 2003 from $12.3 million at December 31, 2002. The Bank originated $8.3 million in loans during the quarter ended March 31, 2003 and recorded $14.2 million in repayments and $180,000 loan sales compared with $13.5 million in originations,$12.5 million in repayments and $509,000 in loan sales during the quarter ended March 31, 2002. At March 31, 2003, the Bank had $10.2 million in loan applications pending approval or closing and $10.5 million in unused lines of credit. The company did not add to the allowance for loan losses during the quarter compared with $18,000 during the quarter ended March 31, 2002, due primarily to a decrease in total loans receivable. The total allowance for loan losses amounted to $326,000 or 0.40% of loans receivable at March 31, 2003 compared with $326,000 and 0.38% of loans receivable at March 31, 2002. There were no mortgage loans delinquent 60 days or more at March 31, 2003.

         Total deposits decreased by $400,000 and amounted to $89.8 million at March 31, 2003 compared with $90.2 million at December 31, 2002. The decrease was due primarily to a $1.0 million decrease in certificates of deposit partially
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offset by a $700,000 increase in checking and money market accounts. The weighted average cost of deposits decreased to 2.75% at March 31, 2003 from 3.46% at March 31, 2002.

         Stockholders' equity was $13.8 million at March 31, 2003 compared with $13.9 million at December 31, 2002. The slight decrease was primarily attributable to a $58,000 decrease in accumulated other comprehensive income due primarily to the sale of investment securities available for sale and a $60,000 decrease in retained earnings. The decrease in retained earnings was due to net income of $66,000 that was offset by $126,000 in dividend payments. Book value decreased to $12.08 at March 31, 2003 compared with $12.22 at December 31, 2002.

         Joseph A. Graber, President and Chief Executive Officer, commented:

         "Mortgage loans continue to be refinanced at record rates, continuing a trend that began in 2001, with the result being a decrease in our interest rate spread. We remain cautious about investing long term at such low rates and thus have excess liquidity. We will continue to focus our lending on products that will adjust to the prime rate." He added, "We hope that the geopolitical issues that appear to be holding back the economy will be resolved in such a way so that the local and the national economies will recover to the point where hiring and investment will again be a priority for businesses large and small."

         North Bancshares, Inc. is the holding company for North Federal Savings Bank. Its common stock is traded on the Nasdaq Stock Market under the symbol "NBSI." North Federal has served the north side of Chicago from its home office in Old Town since 1886. It also operates a branch office in Wilmette IL. For 58 consecutive quarters, the bank has received a five-star superior rating for safety from Bauer Financial Reports, Inc., and is rated one of the best in the nation for safety and soundness by Sheshunoff Information Services, Inc. North Federal is proud to support local service and non-profit organizations. Its executives serve or have served on the boards of a variety of local community organizations. Further information is available on its website at www.northfederal.com including prior press releases, SEC filings, company history, and current products, services and interest rates.

         When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance.

         The Company does not undertake -- and specifically disclaims any obligation -- to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                   (FINANCIAL STATEMENTS ATTACHED)

                               --MORE--


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

                                           NORTH BANCSHARES, INC.
                           CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                     (IN THOUSANDS, EXCEPT SHARE DATA)
                                               (UNAUDITED)

ASSETS                                                             MARCH 31, 2003  DECEMBER 31, 2002
Cash and due from banks                                                    $ 1,899           $ 1,629
Interest-bearing deposits                                                    3,224             4,338
Federal funds sold                                                          19,419            12,253
Investment in dollar denominated mutual funds                                   83                83
----------------------------------------------------------------------------------------------------
TOTAL CASH AND CASH EQUIVALENTS                                             24,625            18,303
Securities available for sale                                               25,068            26,875
Stock in Federal Home Loan Bank of Chicago                                   4,049             3,999
Loans receivable, net of allowance for loan losses of $326 at
  March 31, 2003 and December 31, 2002                                      80,492            86,464
Accrued interest receivable                                                    484               503
Premises and equipment, net                                                    872               850
Other assets                                                                   854               799
----------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                               136,444           137,793
----------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------
Deposits
   Interest-bearing                                                         84,879            85,074
   Non-interest-bearing                                                      4,910             5,076
Borrowed funds                                                              30,000            31,000
Advance payments by borrowers for taxes and insurance                          454               871
Accrued interest payable and other liabilities                               2,394             1,867
----------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                          122,637           123,888
----------------------------------------------------------------------------------------------------

Preferred stock, $.01 par value. Authorized 500,000 shares; none
  outstanding                                                                    -                 -
Common stock, $.01 par value. Authorized 3,500,000 shares; issued
  1,914,075; outstanding 1,142,927 at March 31, 2003 and 1,138,029 at
  December 31, 2002                                                             19                19
Additional paid in capital                                                  13,224            13,284
Retained earnings, substantially restricted                                 12,080            12,140
Treasury stock, at cost (771,148 shares at March 31, 2003 and 776,046
shares at December 31, 2002)                                               (11,668)          (11,745)
Accumulated other comprehensive income                                         201               259
Unearned stock awards                                                          (49)              (52)
----------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                  13,807            13,905
----------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $136,444          $137,793
----------------------------------------------------------------------------------------------------

                                              --MORE--

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

                                                       NORTH BANCSHARES, INC.
                                          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
                                                            (UNAUDITED)

                                                                       THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                     2003            2002

INTEREST INCOME:
Loans receivable                                                   $1,431            $1,719
Interest-bearing deposits and federal funds sold                       56                58
Securities available for sale                                         298               303
Dividend on FHLB stock and other interest income                       50                34
-------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                                               1,835             2,114
-------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Deposit accounts                                                      587               720
Borrowed funds                                                        401               426
-------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                988             1,146
-------------------------------------------------------------------------------------------
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES                  847               968
PROVISION FOR LOAN LOSSES                                               -                18
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NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   847               950
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NON-INTEREST INCOME:
Gain on sale of securities available for sale                          27                 -
Gain on sale of mortgage loans held for sale                            7                11
Other non-interest income                                              89                74
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TOTAL NON-INTEREST INCOME                                             123                85
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NON-INTEREST EXPENSE:
Compensation and benefits                                             413               437
Occupancy expense                                                     123               110
Professional fees                                                      40                56
Data processing                                                        72                55
Advertising and promotion                                              29                24
Other non-interest expense                                            191               111
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TOTAL NON-INTEREST EXPENSE                                            868               793
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INCOME BEFORE INCOME TAXES                                            102               242
INCOME TAX EXPENSE                                                     36                85
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NET INCOME                                                           $ 66             $ 157
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EARNINGS PER SHARE:
Basic                                                                $.06              $.14
Diluted                                                              $.06              $.14
-------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING:
Basic                                                           1,138,681         1,151,616
Diluted                                                         1,148,354         1,161,030
-------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                   $8             $(95)
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

                                                 --MORE--




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


SELECTED FINANCIAL RATIOS AND OTHER DATA (UNAUDITED):

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           2003          2002

PERFORMANCE RATIOS:
---------------------------------------------------------------------------------------------
Return on assets (ratio of net income to average total assets) (1)        0.19%          0.46%
Return on Stockholders' equity (ratio of net income to average
 equity) (1)                                                              1.89           4.66
Interest rate spread information:
Average during period (1)                                                 2.09           2.42
End of period (1)                                                         1.97           2.41
Net interest margin (1)                                                   2.53           2.93
Ratio of operating expenses to average assets (1)                         2.51           2.34
Efficiency Ratio (2)                                                       .89            .75
Ratio of average interest-earning assets to average interest-bearing
 liabilities                                                            115.17         114.57
---------------------------------------------------------------------------------------------


                                                            MARCH 31, 2003  DECEMBER 31, 2002

ASSET QUALITY RATIOS:
---------------------------------------------------------------------------------------------
Non-performing assets to total assets                            0.00                0.00
Allowance for loan losses to non-performing loans                 N/A                 N/A
Allowance for loan losses to loans receivable                    0.40                0.38
CAPITAL RATIOS:
---------------------------------------------------------------------------------------------
Stockholders' equity to total assets                            10.12               10.09
Average Stockholders' equity to average assets                  10.04                9.83
Shares outstanding-actual                                   1,142,927           1,138,029
Book value per share                                            12.08               12.22
Number of full service offices                                    2                   2
---------------------------------------------------------------------------------------------

  (1) Annualized for the three month periods presented.
  (2) Includes gains on sales.


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